Exhibit 99.1

For Additional Information, Contact:

Jeremy Norton

Director of Investor Relations

OSI Systems, Inc

12525 Chadron Ave

Hawthorne CA 90250

Tel. (310) 349 2237

OSI SYSTEMS REPORTS FOURTH QUARTER

AND FULL FISCAL YEAR 2006 FINANCIAL RESULTS

•	Achieved Record Sales of $453 million for Fiscal 2006

•	Company Backlog at Record High of Approximately $147 million

HAWTHORNE, Calif. — (BUSINESS WIRE) — September 13, 2006—OSI Systems, Inc. (NASDAQ:OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2006.

The Company reported revenues of $125.6 million for the fourth quarter of fiscal 2006, an increase of 25% from the $100.7 million reported for the fourth quarter of fiscal 2005. Net income for the fourth quarter of fiscal 2006 was $0.7 million, or $0.04 per diluted share, compared to a net loss of $3.2 million, or ($0.20) per diluted share, for the fourth quarter of fiscal 2005. The fourth quarter of fiscal 2006 results included stock based compensation expenses of $1.3 million, or $0.06 per diluted share due to the adoption of FAS 123(R) on July 1, 2005. Results for the fourth quarter of fiscal 2005 did not include stock-based compensation expenses.

For the fiscal year ended June 30, 2006, revenues increased by $67.6 million, or 18%, to $452.7 million, from $385.0 million for fiscal 2005. For fiscal 2006, the Company reported a net loss of $2.4 million or $(0.17) per diluted share, including stock based compensation expenses of $5.4 million, or $0.25 per diluted share. In fiscal 2005 the net loss was $2.4 million or $(0.15) per share, which did not include stock based compensation expenses.

Deepak Chopra, Chairman and CEO, stated, “We are pleased with the results for the fourth quarter, a period in which operating income improved by $13 million excluding stock based compensation expenses when compared to the fourth quarter of fiscal 2005 . We expect to continue this momentum for fiscal 2007 while continuing to work diligently on improving our profitability. At year end, the Company’s backlog is at an all time high of approximately $147 million, led by the strong bookings in the Security division.”

Mr. Chopra continued, “Each of our three business divisions grew in fiscal 2006. The Security division continued to make positive strides in its development programs, while simultaneously growing revenues by 10% and operating income by $4.8 million over the prior year. We expect that the Security division will see continued growth in fiscal 2007 led by the improvement in the cargo and vehicle inspection market and the introduction of its first product in the international Hold Baggage Screening market. Our Healthcare division’s fiscal 2006 revenues increased 13% and operating income increased by 75% from the prior year. The Healthcare division is poised for continued success in fiscal 2007, strengthened by the recent acquisition of Del Mar Reynolds. The Optoelectronics and Manufacturing division had an outstanding year, increasing external revenues by 47% and operating income by 102% from the prior year and is well positioned for continued strong results in fiscal 2007.”

Segment Information

Security Division

The Security division recorded revenues of $41.3 million for the fourth quarter of fiscal 2006, an increase of 28% from $32.2 million reported for the fourth quarter of fiscal 2005. Income from operations for the fourth quarter of fiscal 2006 was $2.0 million, compared to a loss from operations of $2.4 million for the fourth quarter of fiscal 2005. The fiscal 2006 fourth quarter results included stock based compensation expenses of $0.2 million whereas no such expense was included in the fourth quarter of fiscal 2005.

For the fiscal year ended June 30, 2006, revenues increased by $11.9 million, or 10%, to $135.1 million, from $123.2 million for fiscal 2005. For fiscal 2006, the Security division reported a loss from operations of $0.6 million, compared to a loss from operations of $5.4 million for fiscal 2005. Fiscal 2006 results include stock based compensation expenses of $0.9 million, whereas no such expense was included in fiscal 2005.

Healthcare Division

The Healthcare division reported revenues of $58.8 million for the fourth quarter of fiscal 2006, an increase of 15% from $51.1 million reported for the fourth quarter of fiscal 2005. Income from operations for the fourth quarter of fiscal 2006 was $6.5 million, compared to $2.4 million for the fourth quarter of fiscal 2005. The fourth quarter results included stock based compensation expenses of $0.5 million whereas no such expense was included in the fourth quarter of fiscal 2005.

For the fiscal year ended June 30, 2006, revenues increased by $24.9 million, or 13%, to $220.6 million, from $195.7 million for fiscal 2005. For fiscal 2006, income from operations increased by $6.3 million, or 75%, to $14.7 million, from $8.4 million for fiscal 2005. Fiscal 2006 results include stock based compensation expenses of $1.6 million, whereas no such expense was included in fiscal 2005.

Optoelectronics and Manufacturing Division

The Optoelectronics and Manufacturing division generated external revenues of $25.4 million for the fourth quarter of fiscal 2006, an increase of 46% from $17.4 million reported for the fourth quarter of fiscal 2005. Income from operations for the fourth quarter of fiscal 2006 was $5.1 million, compared to $0.5 million for the fourth quarter of fiscal 2005. The fourth quarter results included stock based compensation expenses of $0.1 million whereas no such expense was included in the fourth quarter of fiscal 2005.

For the fiscal year ended June 30, 2006, external revenues increased by $30.9 million, or 47%, to $97.0 million from $66.1 million for fiscal 2005. For fiscal 2006, income from operations increased by $6.3 million, to $12.5 million, from $6.2 million for fiscal 2005. Fiscal 2006 results include stock based compensation expenses of $0.5 million, whereas no such expense was included in fiscal 2005.

Higher intercompany sales to the Security and Healthcare divisions in fiscal 2006 compared to fiscal 2005 positively impacted operating income for the Optoelectronics and Manufacturing division. However, these sales are eliminated in consolidation.

Forward-Looking Guidance for the Year Ending June 30, 2007

The Company has not previously issued guidance for fiscal 2007. The Company provides the following guidance for fiscal 2007:

Fiscal 2007

•	Net sales of $535 - $545 million, or year-over-year growth of 18 - 20%. The Company expects report earnings per share of $0.35 to $0.45 for fiscal 2007 as compared to a loss per share of $(0.14) in fiscal 2006.

Fiscal 2007 – First Quarter

•	Net sales of $112 - $116 million, or year-over-year growth of 10 - 14%. The Company expects the loss per share to be reduced from the ($0.26) per share loss reported in the first quarter of 2005. The first quarter, historically the softest quarter in the Company’s fiscal year, is impacted primarily by the seasonality factors within the Healthcare Division.

The Company has not yet established the final allocation of the purchase price associated with the Del Mar Reynolds acquisition, including the allocation of in-process research and development and intangibles, which could affect the above results guidance.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast today over the Internet beginning at 9.00 am PT (12:00 pm ET), today to discuss these results. To listen, please log on www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.osi-systems.com. A telephonic replay of the call will also be available from 1:00 pm PT on September 13th until September 26th. The replay may be accessed by calling 888-286-8010 and entering the conference call identification number ‘35075047’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia delivery products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems, Inc. implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about upcoming improvements in the market for products that screen cargo, the introduction by the Company’s Security division of its first product that screens hold (checked) baggage, the effect of the Healthcare division’s recent acquisition of Del Mar Reynolds, future results of the Optoelectronics and Manufacturing division and the Company’s guidance fiscal year 2007. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that expected improvements in markets, introductions of new products, effects of acquisitions or other expectations, such as those concerning future revenues and operating income, will ultimately materialize. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended June 30,		Year ended June 30,
	2006	2005	2006	2005
Revenues	$125,586	$100,713	$452,686	$385,041
Cost of goods sold	74,090	62,507	276,025	243,415

Gross profit	51,496	38,206	176,661	141,626

Operating expenses:
Selling, general and administrative	37,693	35,692	138,428	116,245
Research and development	9,557	9,495	35,839	30,537
Restructuring charges	—		800	—
Management retention bonus	—	438	623	1,824

Total operating expenses	47,250	45,625	175,690	148,606

Income (loss) from operations	4,246	(7,419)	971	(6,980)
Interest income	87	38	267	196
Interest expense	(372)	(561)	(1,558)	(807)
Impairment of equity investments	—	—	—	(182)
Gain on sale of marketable securities	—	—	349	—
Other income	475	—	475	—

Income (loss) before provision for income taxes and minority interest	4,436	(7,942)	504	(7,773)
Provision (benefit) for income taxes	2,905	(4,707)	1,090	(5,309)
Minority interest	(796)	—	(1,772)	69

Net income (loss)	$735	$(3,235)	$(2,358)	$(2,395)

Diluted earnings (loss) per share	$0.04	$(0.20)	$(0.17)	$(0.15)

Weighted average shares outstanding - diluted	16,736,545	16,245,131	16,516,652	16,222,998

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,
	2006	2005
ASSETS
Cash and cash equivalents	$13,799	$14,623
Accounts receivable, net	119,419	89,227
Inventories	120,604	107,441
Other current assets	29,902	26,382

Total current assets	283,724	237,673
Non-current assets	119,774	109,447

Total	$403,498	$347,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Bank lines of credit	$10,857	$15,752
Current portion of long-term debt	1,251	499
Accounts payable and accrued expenses	68,526	54,504
Other current liabilities	40,934	36,543

Total current liabilities	121,568	107,298
Long-term debt	5,483	4,852
Other long term liabilities	17,769	11,343

Total liabilities	144,820	123,493
Minority interest	9,731	—
Shareholders’ equity	248,947	223,627

Total	$403,498	$347,120

Segment Information

(in thousands)

	Three months ended June 30,		Twelve months ended June 30,
	2006	2005	2006	2005
Revenues - by Segment Group:
Security Group	$41,302	$32,180	$135,089	$123,197
Healthcare Group	58,825	51,101	220,624	195,698
Optoelectronics and Manufacturing Group including intersegment revenues	37,277	20,885	125,870	84,558
Intersegment revenues elimination	(11,818)	(3,453)	(28,897)	(18,412)

Total	$125,586	$100,713	$452,686	$385,041

Operating income (loss) - by Segment Group:
Security Group	$1,974	$(2,405)	$(640)	$(5,438)
Healthcare Group	6,501	2,423	14,660	8,394
Optoelectronics and Manufacturing Group	5,114	515	12,505	6,159
Corporate	(8,784)	(7,735)	(24,786)	(15,420)
Eliminations	(559)	(217)	(768)	(675)

Total	$4,246	$(7,419)	$971	$(6,980)